Exhibit 99.1

PENGUIN SOLUTIONS DIVESTS REMAINING INTEREST IN BRAZIL MEMORY

MODULE BUSINESS

FREMONT, Calif. – April 1, 2026 – Penguin Solutions, Inc. (“Penguin Solutions” or the “Company”) (NASDAQ: PENG) today announced that SMART Modular Technologies (LX) S.à r.l. (“Seller”), a wholly owned indirect subsidiary of the Company, closed the transaction contemplated by that certain Stock Transfer Agreement (the “Stock Transfer Agreement”) entered into on December 29, 2025, by and among Seller, Lexar Europe B.V. (“Buyer”), Zilia Technologies Indústria e Comércio de Componentes Eletrônicos Ltda. (“Zilia Technologies”) (formerly SMART Modular Technologies do Brasil – Indústria e Comércio de Componentes Ltda.), Shenzhen Longsys Electronics Co., Ltd., and Shanghai Intelligent Memory Semiconductor Co., Ltd. (上海慧忆半导体有限公司).

On March 30, 2026, pursuant to the Stock Transfer Agreement, Seller sold to Buyer Seller’s remaining 19% interest in Zilia Technologies for a purchase price of $46.08 million (the “Transaction”). As of the closing of the Transaction, Seller no longer holds any interest in Zilia Technologies.

The Buyer previously purchased eighty-one percent (81%) of Seller’s interest in the issued and outstanding quotas of Zilia Technologies pursuant to a stock purchase agreement in November 2023.

Zilia Technologies assembles and tests standards-based, commodity memory modules for electronics manufacturers that sell devices to Brazilian consumers.

About Penguin Solutions

The most transformative technological advancements are often the hardest to deploy and optimize. Penguin Solutions, an AI factory platform company, has the innovative technologies, skills, experience, and partnerships needed to turn your AI ambitions into reality.

In addition to our AI capabilities, Penguin Solutions offers memory and LED solutions serving a wide range of high-performance and specialized applications.

For more information, visit www.penguinsolutions.com.

Investor Contact

Suzanne Schmidt

Investor Relations

(510) 360-8596

ir@penguinsolutions.com

PR Contact

Maureen O’Leary

Penguin Solutions Corporate Communications

(602) 330-6846

pr@penguinsolutions.com